CRESCENT BANK

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the "Agreement") is made effective as of December 24, 2008, by and between Crescent Bank, a state chartered stock bank (the "Bank") and David L. Morrow (the "Executive"). Any reference herein to the "Company" shall refer to Carolina Financial Corporation, the stock holding company parent of the Bank.

WHEREAS, the Bank and the Executive are currently parties to an employment agreement entered into on August 2, 2006 (the "Bank Employment Agreement"), pursuant to which the Executive is currently employed as Chief Executive Officer of the Bank; and

WHEREAS, the Bank desires to amend and restate the Bank Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the final regulations issued thereunder in April 2007; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth and has agreed to such changes; and

WHEREAS, the Board of Directors of the Bank, the Bank, and the Executive believe it is in the best interests of the Bank to enter into the Agreement in order to reinforce and reward the Executive for his service and dedication to the continued success of the Bank and incorporate the changes required by Section 409A of the Code.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.       POSITION AND RESPONSIBILITIES

During the term of his employment hereunder, Executive agrees to serve in the position of Chief Executive Officer (the "Office") of the Bank. During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank. Failure to reelect Executive to the Office set forth in this section in accordance with the terms of Section 2(a) without the consent of the Executive during the term of this Agreement, shall constitute an Event of Termination

2.      TERM AND DUTIES

(a)           The term of Executive's employment under this Agreement shall begin as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter, provided that all changes intended to comply with Section 409A of the Code shall be retroactively effective to January 1, 2005; and provided further that no retroactive change shall affect the compensation or benefits previously provided to the Executive. During said term the Executive shall perform the normal and customary duties associated with the Office set forth in Section 1. Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice is provided to Executive at least ten (10) days and not more than thirty (30) days prior to any such anniversary date, that this Agreement shall not renew, in which event this Agreement shall expire at the end of thirty-six (36) months following such anniversary date. Prior to each notice period for non-renewal, the disinterested members of the Board of Directors of the Bank ("Board") will conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board's meeting.

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(b)          During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve (however, in the case of positions held at the date of execution of this Agreement, no further written approval is necessary, provided that written approval was previously received), on the boards of directors of, and hold any other offices or positions in, business companies or business organizations, which, in such Board's judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive's duties pursuant to this Agreement (it being understood that membership in social, religious, charitable or similar organizations does not require Board approval pursuant to this Section 2(b)).

3.       COMPENSATION AND REIMBURSEMENT

(a)                The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b). The Bank shall pay Executive as compensation a salary of not less than $197,600 per year ("Base Salary"). Such Base Salary shall be payable no less frequently than monthly. During the period of this Agreement, Executive's Base Salary shall be reviewed at least annually no later than December 1 of each year. Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease, Executive's Base Salary (any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement). In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full-time employees of the Bank.

(b)               Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate (and he shall be entitled to a pro rata distribution under any incentive compensation or bonus plan as to any year in which a termination of employment occurs, other than Termination for Cause). Specifically, Executive shall be entitled to an incentive bonus each year equal to two percent (2.0%) of pre-tax, pre-incentive earnings, if any, of the Bank and such incentive bonus shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which the incentive bonus was earned. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

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(c)                In addition to the Base Salary provided for by Section 3(a), the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such payment in such form and such amounts as the Board may from time to time determine in accordance with standards set by the Board of Directors, and such reimbursements shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which the expenses were incurred.

(d)               In addition to the foregoing, Executive shall be entitled to receive fees for serving as a director of the Bank in the same amount and on the same terms as fees are paid to other directors of the Bank or subsidiary, and such amounts shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which the compensation was earned.

(e)                The Bank and Executive have entered into a split dollar life insurance arrangement (the "ELITE LifeComp plan") through Jefferson-Pilot Life Insurance Company under Policy No. 516014452N (the "Policy"). The ELITE LifeComp plan is comprised of a Jefferson-Pilot Variable Universal Life Policy contract with the Jefferson-Pilot Joint Ownership Agreement ("Joint Ownership Agreement"). The Joint Ownership Agreement defines the co-ownership of the Policy by the Bank and Executive. The Bank and the Executive have agreed that the Joint Ownership Agreement will remain in effect until February 27, 2015 ("Joint Ownership Termination Date"). The Bank and its successor agree that (i) the Policy will not be terminated prior to the Executive's death, and (ii) the Joint Ownership Agreement will not be terminated prior to the Joint Ownership Termination Date, regardless of whether Executive's employment with the Bank is terminated earlier, provided, however, that nothing herein should be construed to prohibit the Bank and the Executive from mutually agreeing to discontinue the Policy or the Joint Ownership Agreement should they mutually agree to another arrangement. Except in the event of Executive's Termination for Cause, the Bank agrees to honor the Joint Ownership Agreement and the Addendum to Joint Ownership Agreement through the Joint Ownership Termination Date, and payments, if any, required to be made under such agreements will be made pursuant to the same payment schedule that was in effect prior to the Date of Termination.

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4.       PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION

The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 14.

(a)           The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

(i)	the termination by the Bank of Executive's employment hereunder for any reason other than (A) Disability or Retirement, as defined in Section 6 hereof, (B) following a Change in Control, as defined in Section 5(a) hereof or (C) Termination for Cause as defined in Section 7 hereof; or
(ii)	Executive's written notice of resignation from the Bank's employ for "Good Reason," which shall mean any of the following:
(A)	failure to elect or reelect or to appoint or reappoint Executive to the Office set forth in Section 1 during the term of this Agreement in accordance with Section 2(a) of this Agreement, unless consented to by the Executive,
(B)	material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 hereof, to which Executive has not agreed in writing,
(C)	relocation of Executive's principal place of employment by more than 30 miles from its location as of the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement (except for any reduction that is part of an employee-wide reduction in pay or benefits),
(D)	liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or
(E)	material breach of this Agreement by the Bank.

Upon the occurrence of any event described in clauses (ii) (A), (B), (C), (D) or (E), of this Section 4(a), Executive shall have the right to terminate his employment for Good Reason, provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Bank within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within thirty (30) days of the date the Bank received the written notice from the Executive, provided that the cure period may be waived. If the Bank remedies the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice specified above, shall not waive any of his rights under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (ii) (A), (B), (C), (D) and (E) of this Section 4(a).

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(b)          Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8(b), the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a lump sum distribution equal to the greater of:

(i)	the payments due for the remaining term of the Agreement, or
(ii)	three (3) times the average of the annualized Base Salary over the preceding three (3) years, including bonuses and any other cash compensation paid to the Executive during each of such years, and the amount of any benefits received pursuant to any employee benefit plans, on behalf of the Executive, maintained by the Bank during such period; provided however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.
(iii)	Upon the occurrence of an Event of Termination, all payments shall be made in a lump sum within thirty (30) days after the Date of Termination., provided however if the Executive is a "specified employee" (as defined in Treasury Regulation §1.409A-1(0), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh month following the Executive's Date of Termination. Such payment(s) shall not be reduced in the event the Executive obtains other employment following termination of employment. Notwithstanding anything herein to the contrary, in the event of a Change in Control, as defined in Section 5 hereof, followed within one (1) year by an Event of Termination, any payments to the Executive under this Agreement shall be made in accordance with Section 5 hereof.

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(c)           Notwithstanding the provisions of Sections 4(a) and (b), and in the event that there has not been a Change in Control as defined in Section 5(a), upon the voluntary termination by the Executive upon giving sixty days notice to the Bank (which shall not be deemed to constitute an "Event of Termination" as defined herein), the Bank, at the discretion of the Board of Directors, may pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a severance payment in an amount to be determined by the Board of Directors at the time of such voluntary termination by the Executive. Such severance payment shall not exceed three (3) times the average of the annualized Base Salary over the preceding three (3) years or such shorter period as the Executive shall have been employed by the Bank, including bonuses and any other cash compensation paid to the Executive during such years, and the amount of any benefits received pursuant to any employee benefit plans, on behalf of the Executive, maintained by the Bank during such period; provided, however, that if the Bank is not in compliance with its minimum capital requirements or if such payments would cause the Bank's capital to be reduced below its minimum capital requirements, such payments shall be deferred until such time as the Bank is in capital compliance.

(d)          Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination. Such coverage shall cease upon the expiration of the remaining term of this Agreement.

(e)           Upon the occurrence of an Event of Termination, the Bank shall honor the Joint Ownership Agreement and Addendum to Joint Ownership Agreement through the Joint Ownership Termination Date, and payments, if any, required to made under such agreements will be made pursuant to the same payment schedule that was in effect prior to the Date of Termination.

(f)           For purposes of this Agreement, "Event of Termination" or "termination of employment" shall be construed to require a "Separation from Service" in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5.       CHANGE IN CONTROL

(a)           The term "Change in Control" means (1) an event of a nature that (i) results in a change in control of the Bank or the Company within the meaning of the applicable federal and state statutes governing the acquisition of control of the Company or Bank, and applicable regulations promulgated thereunder as in effect on the date hereof, or (ii) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), assuming such provisions apply to the Company and/or Bank; (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company or the Bank representing 25% or more of the Company's or the Bank's outstanding securities; (3) individuals who are members of Incumbent Board (as defined below) cease for any reason to constitute at least a majority thereof; (4) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company or the Bank or a similar transaction in which the Company or the Bank is not the resulting entity; or (5) a proxy statement is distributed that solicits proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or the Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan are exchanged for or converted into cash or property or securities not issued by the Company or the Bank. The term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Company or the Bank or the acquisition of securities of the Company by the Bank in connection with the initial stock offering of the Company. In the application of the applicable statutes to a determination of a Change in Control, determinations shall be made by the Board of Directors. For purposes of this section 5(a), "Incumbent Board" means the Board of Directors of the Company and the Bank on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

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(b)          If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d), (e), and (f) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement (regardless of whether such termination results from (i) his resignation, provided such resignation occurs within one year of a Change in Control, or (ii) his dismissal), unless such termination is because of his death, Retirement, termination for Cause or termination for Disability, in which case Executive shall be entitled to the benefits described in Section 4 hereof. Upon the Change in Control, Executive shall have the right to elect to terminate his employment with the Bank for a period of one year following the Change of Control, for any reason, during the term of this Agreement.

(c)           Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of

(i)	the payments due for the remaining term of the Agreement, or
(ii)	2.99 times the average of the five preceding years' Base Salary or such shorter period as the Executive shall have been employed by the Bank, including bonuses and any other cash compensation paid to the Executive during such years, and the amount of any contributions made to any employee benefit plans, on behalf of the Executive, maintained by the Bank during such years.
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(iii)	Any payments to which the Executive may be entitled under this Section 5(c) shall be made in a lump sum within thirty (30) days after the Date of Termination following the Change in Control, or in the event that Code Section 409A applies and the Executive is a "specified employee" within the meaning of Code Section 409A, no later than the first day of the seventh month following the Executive's Date of Termination.

(d)          Upon the occurrence of a Change in Control followed by the Executive's termination of employment, the Bank will cause to be continued life insurance, non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination of employment. Such coverage shall cease upon the expiration of thirty-six (36) months from the Executive's termination of employment.

(e)           Upon the occurrence of a Change in Control, the Bank shall honor the Joint Ownership Agreement and the Addendum to the Joint Ownership Agreement through the Joint Ownership Termination Date, and payments, if any, required to be made under such agreements will be made pursuant to the same payment schedule that was in effect prior to a Change in Control.

(f)           If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a "parachute payment" under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank. Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained in this Section 5 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 5, or a reduction in the payments and benefits specified in Section 5 below zero.

6.       TERMINATION UPON RETIREMENT, DISABILITY OR DEATH

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(a)          Termination by the Bank of Executive based on "Retirement" shall mean termination in accordance with the Bank's retirement policy or in accordance with any retirement arrangement established with Executive's consent with respect to him. Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which Executive is a party or in which he participated immediately prior to his Date of Termination.

(b)         "Disability" or "Disabled" shall be construed to comply with Code Section 409A and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) Executive is determined to be totally disabled by the Social Security Administration.

In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of Disability, the Bank may terminate this Agreement, provided that the Bank shall continue to be obligated to pay the Executive his Base Salary, including bonuses and any other cash compensation paid to Executive during such period, in accordance with its regular payroll practice, for the remaining term of the Agreement, or one year, whichever is the longer period of time, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Bank has provided or may provide on behalf of its employees, or pursuant to any workman's or social security disability program shall reduce the compensation to be paid to the Executive pursuant to this paragraph.

Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period that Executive is incapable of performing his duties hereunder by reason of temporary disability, provided that such compensation is paid pursuant to the regular payroll practice of the Bank and for a term that does not exceed six (6) months.

(c)          In the event of Executive's death during the term of the Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's Base Salary as defined in Paragraph 3(a) at the rate in effect at the time of Executive's death for a period of one (1) year from the date of the Executive's death, in accordance with its regular payroll practice, and the Bank will continue to provide nontaxable medical and dental coverage substantially comparable to the coverage maintained by the Bank prior to the Executive's death to the Executive's family for one (1) year after the Executive's death.

7.       TERMINATION FOR CAUSE

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The term "Termination for Cause" shall mean termination because of the Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations, regulations that do not adversely affect the Bank or its employees, or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry. For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination, as specified in Section 8(c) hereof. A Notice of Termination shall be issued pursuant to a resolution, duly adopted by the affirmative vote of not less than a majority of the members of the Board, at a meeting of the Board called and held for that purpose (after reasonable notice, in writing, to Executive), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. In the event of Termination for Cause, the Executive shall be immediately suspended from the performance of his duties hereunder. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause, except as provided in Section 8(c) hereof. If Executive is Terminated for Cause, all rights of Executive under the ELITE LifeComp plan, other than those which vested in Executive prior to the Termination for Cause, but including the right to any further Policy bonuses, shall be immediately forfeited.

8.       NOTICE

(a)          Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b)         "Date of Termination" shall mean (A) if Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination.

(c)          If, within thirty (30) days after any Notice of Termination for Cause is given, the Executive notifies the Bank that a dispute exists concerning the termination, the Executive shall be entitled to an opportunity, together with counsel, to a hearing before the Board within thirty (30) days of notifying the Board of such dispute. Any adverse determination by the Board following such hearing may be submitted by the Executive to binding arbitration pursuant to Section 18 hereof. In the event that it is determined by the Board or pursuant to arbitration that "cause" for termination did not exist or such dispute is otherwise decided in Executive's favor, the Executive shall be entitled to receive all compensation and benefits which should have been paid under either Section 4 or 5, with interest at the prime rate on such cash payments that should have been made during such period, and the Executive shall be reinstated to his position and duties hereunder.

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9.       POST-TERMINATION OBLIGATIONS

(a)             All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with paragraph (b) of this Section 9 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b)             Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party, except for litigation between the Bank or the Company and the Executive.

10.     COVENANT NOT TO COMPETE

The Executive hereby covenants and agrees that for a period of one (1) year following the Date of Termination with the Bank, if such termination occurs prior to the end of the Executive's term of employment under this agreement, he shall not, without the written consent of the Board, become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, partner or trustee of any bank or bank holding company, savings bank, savings and loan association, savings and loan holding company, any mortgage or loan broker or any other entity competing with the Bank or its affiliates if such position entails working within (or providing services within) thirty (30) miles of the Bank's main office; provided, however, that this Section 10 shall not apply if the Executive's employment is terminated (i) for the reasons set forth in Section 4(a) hereof; (ii) for Disability or Retirement, as defined in Section 6 hereof; (iii) following a Change in Control, as defined in Section 5(a) hereof, or (iv) based upon Termination for Cause as defined in Section 7 hereof.

11.     EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

12.     NO ATTACHMENT

(a)                Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

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(b)               This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

13.     MODIFICATION AND WAIVER

(a)                This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)               No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

14.     REQUIRED PROVISION

Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

15.     SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.     HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.     GOVERNING LAW

This Agreement shall be governed by the laws of the State of South Carolina but only to the extent not superseded by federal law.

18.     ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location mutually agreed upon by the Bank and the Executive that is within twenty-five (25) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. The Executive will select one arbitrator, the Bank will select one arbitrator, and the third arbitrator shall be mutually agreed upon by legal counsel for both the Executive and the Bank. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

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19.     PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement whether brought by the Bank or Company or any successors thereto, or whether brought by the Executive in good faith shall be paid or reimbursed by the Bank, regardless of the outcome of the dispute or interpretation, provided however, that such reimbursement shall occur no later than two and one-half months after the end of the year in which the expense was incurred.

20.     INDEMNIFICATION

The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank or the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not to be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties. No Indemnification shall be paid that would violate 12 U.S.C. Section 1828(k) or any regulations promulgated thereunder.

21.     SUCCESSOR TO THE BANK

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

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SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on the day and date first above written.

ATTEST:	CRESCENT BANK

/s/ Ann Sonnycalf	By:	/s/ Benedict P. Rosen
Benedict P. Rosen
Chairman of the Board

WITNESS:	EXECUTIVE

/s/ Ann Sonnycalf	/s/ David L. Morrow
David L. Morrow

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